FOR IMMEDIATE RELEASE	CONTACT:
Herman F. Dick, Jr. (614) 870-5604

CORE MOLDING TECHNOLOGIES REPORTS THIRD QUARTER 2004 RESULTS

COLUMBUS, Ohio –November 4, 2004 – Core Molding Technologies, Inc. (AMEX: CMT) today announced results for the third quarter and nine months ended September 30, 2004.

The Company recorded net income for the third quarter of 2004 of $478,000, or $.05 per basic and diluted share, compared with a loss of $5,000, or ($.00) per basic and diluted share, in the third quarter of 2003. Total net sales for the third quarter were $25,928,000, compared with $19,335,000 in the same quarter of 2003. Product sales for the three months ended September 30, 2004, increased 29 percent to $24,924,000 from $19,290,000 for the similar period in 2003. Tooling sales totaled $1,004,000 for the third quarter 2004 versus $45,000 for the similar time period in 2003. Revenue from tooling projects is sporadic in nature and does not represent a recurring trend.

For the first nine months of 2004, net income was $2,332,000, or $.24 per basic and diluted share, compared with $1,479,000, or $.15 per basic and diluted share, in the similar period of 2003. Total net sales for the first nine months of 2004 were $76,776,000, compared with $70,019,000 in the nine months of 2003. Product sales for the first nine months of 2004 increased 27 percent to $75,319,000 from $59,328,000 for the similar period in 2003. Tooling sales totaled $1,457,000 for the first nine months of 2004 versus $10,691,000 for the similar period in 2003.

“We are pleased to report our Gaffney facility has returned to normal operating levels and the Company continues to implement process improvements consistent with our mission to deliver high quality products through our lean manufacturing program,” said James L. Simonton, president and chief executive officer. “Our Columbus facility has resumed regular operations after experiencing a one-time expense associated with the nine day strike that occurred in August.”

In the third quarter 2004, the Company began to experience increases in raw material prices primarily as a result of volatility in the petrochemical and natural gas markets. The Company anticipates inflationary pressures will continue in the fourth quarter of 2004 and into 2005.

“We have been exploring alternative raw materials throughout the year, and we continue to seek methods to offset these inflationary increases,” said Simonton.

Core Molding Technologies, Inc. is a compounder of sheet molding composites (SMC) and molder of fiberglass reinforced plastics. The Company’s processing capabilities include the compression molding of SMC, vacuum assisted resin infusion molding, spray up and hand lay up processes. The Company produces high quality fiberglass reinforced, molded products and SMC materials for varied markets, including light, medium and heavy-duty trucks, automobiles, automobile aftermarket, personal watercraft and other commercial products. Core Molding Technologies, with its headquarters in Columbus, Ohio, operates plants in Columbus, Gaffney, South Carolina, and Matamoros, Mexico.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies’ operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; general economic conditions in the markets in which Core Molding Technologies operates; dependence upon four major customers as the primary source of Core Molding Technologies’ sales revenues; recent efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies’ suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract key personnel; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; and management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures.

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SEE ATTACHED FINANCIALS

CORE MOLDING TECHNOLOGIES, INC.

Condensed Income Statement
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	09/30/04	09/30/03	9/30/04	9/30/03
		(as restated)		(as restated)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Product Sales	$24,924	$19,290	$75,319	$59,328
Tooling Sales	1,004	45	1,457	10,691

Net Sales	25,928	19,335	76,776	70,019
Cost of Sales	22,562	16,630	64,354	59,110

Gross Margin	3,366	2,705	12,422	10,909
Selling, General and Admin. Expense	2,430	2,310	8,030	7,176

Operating Income	936	395	4,392	3,733
Interest Expense – Net	208	412	678	1,303

Income before Taxes	728	(17)	3,714	2,430
Income Tax Expense	250	(12)	1,382	951

Net Income	$478	$(5)	$2,332	$1,479

Net Income per Common Share
Basic	$0.05	$(0.00)	$0.24	$0.15
Diluted	$0.05	$(0.00)	$0.24	$0.15
Weighted Average Shares Outstanding:
Basic	9,779	9,779	9,779	9,779

Diluted	9,788	9,779	9,836	9,779

Condensed Balance Sheet (in thousands)
	As of	As of
	06/30/04	12/31/03

	(Unaudited)
Assets

Cash and Investments	$557	$346
Accounts Receivable	18,237	12,830
Inventories	6,089	4,852
Other Current Assets	4,107	3,538
Property, Plant & Equipment – net	23,039	23,209
Deferred Tax Asset – net	8,765	9,888
Other Assets	1,669	1,489

Total Assets	$62,463	$56,152

Liabilities and Stockholders’ Equity

Current Portion of Long-term Debt	$1,931	$1,906
Line of credit	585	—
Current Portion of Long-term Gain	454	454
Accounts Payable	10,001	6,582
Accrued Liabilities	4,779	4,081
Long-term Debt	11,807	12,999
Interest Rate Swap	601	610
Graduated Lease Payments	544	715
Deferred Long-term Gain	761	1,102
Post Retirement Benefits Liability	7,808	6,849
Stockholders’ Equity	23,192	20,854

Total Liabilities and Stockholders’ Equity	$62,463	$56,152